UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2025

ALKERMES PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-35299	98-1007018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Connaught House, 1 Burlington Road
Dublin 4, Ireland D04 C5Y6
(Address of principal executive offices)

Registrant's telephone number, including area code: + 353-1-772-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.01 par value	ALKS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2025, Alkermes Pharma Ireland Limited (“APIL”), a wholly-owned indirect subsidiary of Alkermes plc (the “Company”), entered into an authorized generic product supply agreement (the “AG Agreement”) with Amneal Pharmaceuticals LLC (“Amneal” and each of APIL and Amneal, a “Party”, and together, the “Parties”), pursuant to which APIL granted Amneal certain rights to distribute and sell in the United States an authorized generic version of VIVITROL® (naltrexone for extended-release injectable suspension), 380mg per vial, for a one-year term beginning on the date of a Third Party ANDA Product Launch (such authorized generic product, the “Amneal AG Product”), provided, however, that if a Third Party ANDA Product Launch does not occur within ninety (90) days after January 15, 2027 (or an earlier launch date under certain circumstances), Amneal shall no longer have the right to distribute and sell the Amneal AG Product. The Parties entered into the AG Agreement pursuant to the previously disclosed settlement and license agreement by and between the Parties.

Under the AG Agreement, APIL agreed to supply to Amneal, upon Amneal’s request, a limited quantity of the Amneal AG Product, which amount would not exceed approximately 15% of 2024 VIVITROL unit sales. APIL will be entitled to payment for supply of the Amneal AG Product at a premium to APIL’s fully burdened manufacturing cost. APIL and Amneal will share any Net Profits from the sales of the Amneal AG Product, as specified in the Agreement.

Among other customary termination rights, the AG Agreement may be terminated upon written notice in the event of an uncured material breach or upon the occurrence of certain specified events, including Amneal’s launch of a generic version of VIVITROL (other than the Amneal AG Product). Unless earlier terminated in accordance with its terms, the term of the AG Agreement shall extend until Amneal’s last profit share payment is made to APIL.

The AG Agreement also contains customary representations and warranties, indemnification, confidentiality, dispute resolution, termination and other customary provisions for authorized generic supply agreements of this nature and is subject to modification under certain customary circumstances.

The foregoing description of the AG Agreement does not purport to be complete, provides only a summary of the material terms of the AG Agreement, and is qualified in its entirety by reference to the AG Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2025. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the AG Agreement.

Item 8.01 Other Events.

On August 15, 2025, August 27, 2025 and September 5, 2025, APIL and Alkermes, Inc., indirect wholly-owned subsidiaries of the Company, filed a patent infringement lawsuit in the United States District Court for the District of New Jersey against each of Teva, Apotex, and MSN (each as defined herein), respectively, and on August 28, 2025, APIL and Alkermes, Inc. filed a patent infringement lawsuit in the United States District Court for the District of Delaware against Apotex. As used herein, Teva refers to Teva Pharmaceuticals, Inc. (“Teva Pharms”) and Teva Pharmaceutical Industries, Ltd., Apotex refers to Apotex Inc. and Apotex Corp., and MSN refers to MSN Laboratories Private Limited (“MSN Labs”), MSN Pharmaceuticals, Inc. and Novadoz Pharmaceuticals LLC.

These lawsuits were filed following receipt of a “paragraph IV certification” notice from each of Teva Pharms, Apotex and MSN Labs regarding their respective filings of an abbreviated new drug application (each, an “ANDA”) with the U.S. Food and Drug Administration (the “FDA”) seeking approval to engage in the commercial manufacture, use or sale of a generic version of LYBALVI® (olanzapine and samidorphan tablets, 5mg/10mg, 10mg/10mg, 15mg/10mg and 20mg/10mg) in the United States prior to the expiration of certain of the Company’s U.S. patents. The notices alleged that certain of the Company’s patents related to LYBALVI, with expiration dates between 2032 and 2041, are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of the proposed generic products. Alkermes intends to vigorously defend its intellectual property. The filing of each lawsuit within 45 days of receipt of each of the respective notices triggered stays of FDA approval of each of the respective ANDAs for up to 30 months in accordance with the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Act). On August 20, 2025, APIL and Alkermes, Inc. amended the complaint in the lawsuit against Teva to include an additional patent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES PLC

Date: September 12, 2025	By:	/s/ David J. Gaffin
David J. Gaffin
Secretary